Exhibit 3.1

CERTIFICATE OF FORMATION

OF

AERSALE CORPORATION

AerSale Corporation, a corporation organized and existing under the laws of the State of Texas (the “Company”), hereby certifies as follows:

A.AerSale Corporation, a Delaware corporation (the “Delaware Corporation”), with its principal place of business at 9850 NW 41st Street, Suite 400, Doral Florida, was originally incorporated in Delaware on December 2, 2019.

B.The Delaware Corporation was converted into a corporation incorporated under the laws of the State of Texas under the name of “AerSale Corporation” on September 25, 2026 pursuant to a plan of conversion, under which the Delaware Corporation converted to the Company.

ARTICLE I

The filing entity being formed is a for-profit corporation. The name of the Company is AerSale Corporation.

ARTICLE II

The name of the initial registered agent is Corporation Service Company d/b/a CSC-Lawyers Incorporating Service Company.  The business address of the initial registered agent and the registered office address is 211 E. 7th Street, Suite 620, Austin, Texas, 78701. The initial mailing address of the Company is 9850 NW 41st Street, Suite 400, Doral, Florida, 33178.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which a for-profit corporation may be organized under the Texas Business Organizations Code (the “TBOC”), as the same exists or as may hereafter be amended from time to time.

ARTICLE IV

4.1Authorized Capital Stock.  The total number of shares of capital stock the Company has authority to issue is 200,000,000 shares of common stock, par value, $0.0001 per share (“Common Stock”), and 5,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

4.2Adjustment in Authorized Capital Stock.  Except as otherwise may be expressly provided by the terms of any series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of Common Stock or Preferred Stock then outstanding, as applicable) by an affirmative vote of the holders of a majority of the total voting power represented by the outstanding capital stock of the Company entitled to vote thereon, and without a separate class vote by the Common Stock or Preferred Stock, except as may be required by the TBOC.

4.3Common Stock.

(a)Voting Power.  The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the shareholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this certificate of formation (this “Certificate of Formation” which term, as used herein, shall mean the certificate of formation of the Corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock), and subject to the rights of the holders of Preferred Stock, at any annual or special meeting of the shareholders the holders of shares of Common Stock shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the shareholders; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Formation that relates solely to the terms, number of shares, powers, designations, preferences, or relative participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereon, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one more other such series, to vote thereon pursuant to this Certificate of Formation (including, without limitation, by any certificate of designations relating to any series of Preferred Stock) or pursuant to the TBOC. To the maximum extent permitted by the TBOC, but subject to the rights, if any, of the holders of Preferred Stock as specified in this Certificate of Formation or in any certificate of designation, and further subject to the Bylaws and the provisions of ARTICLE X of this Certificate of Formation, the vote of shareholders holding a majority of the shares of stock entitled to vote on the matter then outstanding shall be sufficient to approve, authorize, adopt, or to otherwise cause the Company to take, or affirm the Company’s taking of, any action, including any “fundamental business transaction” as defined in the TBOC.

(b)Dividends and Distributions.  Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Company) when, as and if declared thereon by the Board (a from time to time out of any assets or funds of the Company legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)Liquidation, Dissolution or Winding Up.  In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Company available for distribution to its shareholders, ratably in proportion to the number of shares of Common Stock held by them.

4.4Preferred Stock.

The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the board of directors of the Company (the “Board”) (authority to do so being hereby expressly vested in the Board); provided that any such resolution shall be set forth in a statement filed with the Texas Secretary of State as required by Section 21.156 of the TBOC. The Board is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set forth in a certificate of designations filed pursuant to the TBOC the powers, designations, preferences and relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any series of Preferred Stock, including, without limitation, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Formation or the resolution of the Board originally fixing the number of shares of such series. Except as may be otherwise specified by the terms of any series of Preferred Stock, if the number of shares of any series of Preferred Stock is so decreased, then the Company shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

5.1General Powers. The business and affairs of the Company shall be managed by or under the direction of the Board. In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the Bylaws of the Company.

5.2Number of Directors; Initial Directors; Term; Election.

(a)Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors that constitutes the whole Board shall be fixed exclusively by resolution of the Board. The Board currently consists of seven directors, and the names and addresses of such directors are:

Name	Address
Nicolas Finazzo	9850 NW 41st Street, Suite 400, Doral, Florida, 33178
Robert B. Nichols	9850 NW 41st Street, Suite 400, Doral, Florida, 33178
Lt. General Judith A. Fedder	9850 NW 41st Street, Suite 400, Doral, Florida, 33178
Andrew Levy	9850 NW 41st Street, Suite 400, Doral, Florida, 33178
Thomas Mullins	9850 NW 41st Street, Suite 400, Doral, Florida, 33178
C. Carol DiBattiste	9850 NW 41st Street, Suite 400, Doral, Florida, 33178
Thomas Mitchell	9850 NW 41st Street, Suite 400, Doral, Florida, 33178

(b)At a meeting of shareholders at which directors are to be elected and a quorum is present, a nominee for director shall be elected to the Board if the number of votes cast “for” such nominee’s election exceed the number of votes cast “against” such nominee’s election, excluding abstentions; provided that directors are elected by a plurality of the votes cast if the number of nominees exceeds the number of directors to be elected at such meeting.

(c)Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal.

(d)Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Company.

5.3Removal.   Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, a director may be removed from office by the shareholders of the Company in such manner as shall be provided in the Bylaws.

5.4Vacancies and Newly Created Directorships.   Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, and except as otherwise provided in the TBOC, vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled solely and exclusively by a majority vote of the remaining members of the Board, even if less than a quorum, or by a sole remaining director (and not by shareholders). A person so elected or appointed to fill a vacancy or newly created directorship shall hold office until the next annual meeting of shareholders and until his or her successor shall be duly elected and qualified.

5.5Action by Written Consent of the Board of Directors.  Unless otherwise restricted by this Certificate of Formation or the TBOC, any action required or permitted to be taken at any meeting of the Board, or of any committee or subcommittee thereof, may be taken without a meeting all the members of the Board or committee or subcommittee, as the case may be, consent thereto in writing or by electronic transmission.

ARTICLE VI

6.1Action by Written Consent of Shareholders.  Except as otherwise provided by the TBOC, any action required or permitted by the TBOC to be taken at any annual or special meeting of shareholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by holders having at least the minimum number of votes that would be necessary to take the action that is the subject of the consent at a meeting in which each holder entitled to vote thereon is present and votes.

6.2Special Meetings.  Except as otherwise may be expressly provided by the terms of any series of Preferred Stock, special meetings of shareholders of the Company may be called only by the Board, the chairperson of the Board, the chief executive officer or the president of the Company or, subject to the Bylaws, by the holders of not less than 50% (or the highest percentage of ownership that may be set under the TBOC) of the Company’s then outstanding shares of capital stock entitled to vote at such special meeting. To the extent permitted under the TBOC, the Board may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the shareholders.

6.3Advance Notice of Shareholder Business.  Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Company shall be given in the manner provided in the Bylaws of the Company.

6.4No Cumulative Voting.  No shareholder will be permitted to cumulate votes at any election of directors.

ARTICLE VII

7.1Limitation of Personal Liability. To the fullest extent permitted by the TBOC, as the same exists or as may hereafter be amended from time to time, no director or officer of the Company shall be personally liable to the Company or its shareholders for monetary damages for an act or omission in the director’s or officer’s capacity as a director or officer, as applicable. If the TBOC is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by the TBOC, as so amended.

Neither any amendment nor repeal of this Section 7.1, nor the adoption of any provision of this Certificate of Formation inconsistent with this Section 7.1, shall eliminate or reduce the effect of this Section 7.1 in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Section 7.1, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

8.1Indemnification and Advancement of Expenses.

(a)Subject to any provisions in the Bylaws related to indemnification of directors or officers of the Company, the Company shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

(b)The Company shall have the power to indemnify, to the extent permitted by the TBOC, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

(c)A right to indemnification or to advancement of expenses arising under a provision of this Certificate of Formation or a bylaw of the Company shall not be eliminated or impaired by an amendment to this Certificate of Formation or the Bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

ARTICLE IX

The Company elects not to be governed by Section 21.606 of the TBOC.

ARTICLE X

Except as provided in ARTICLE VII and ARTICLE VIII above, the Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Formation (including any rights, preferences or other designations of Preferred Stock), in the manner now or hereafter prescribed by statute, and all rights conferred upon the shareholders herein are granted subject to this reservation.

The Board is expressly authorized and empowered to alter, amend or repeal the Bylaws or adopt new Bylaws.  Notwithstanding any provision of the Certificate of Formation, the Bylaws or any provision of law that might otherwise permit a lesser vote, the affirmative vote of a majority of the voting power of the outstanding capital stock of the Company entitled to vote thereon, voting together as a single class, shall be required for the shareholders of the Company to amend, alter, change or repeal any provision of the Bylaws.

ARTICLE XI

This document becomes effective when the document is accepted and filed by the Secretary of State of the State of Texas.

The undersigned affirms that the person designated as registered agent has consented to the appointment. The undersigned also affirms that, to the best knowledge of the undersigned, the name provided as the name of the filing entity does not falsely imply an affiliation with a governmental entity. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized to execute the filing instrument.

IN WITNESS WHEREOF, the Company has caused this Certificate of Formation to be signed by its duly authorized officer as of this 25th day of September, 2026.

By: /s/ Paul Hechenberger

Name: Paul Hechenberger

Title:Senior Vice President, General Counsel and Corporate Secretary